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                                                                  EXHIBIT (a)(8)

[JUNIPER NETWORKS LOGO]

THANK YOU [EMPLOYEE NAME]

You have chosen to participate in the Stock Option Exchange Program. YOU WILL RECEIVE AN EMAIL CONFIRMING YOUR DECISION. You should print and save the email for your records.

You can change your selection at any time before the deadline; simply return to the Stock Option Exchange Page.

PLEASE NOTE - ON YOUR CONFIRMATION YOU WILL ONLY SEE THE OPTIONS FOR WHICH YOU SPECIFICALLY CHECKED A BOX, BUT BECAUSE YOU HAVE ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, ANY OPTIONS GRANTED TO YOU WITHIN SIX MONTHS PRIOR TO THE DEADLINE (OTHER THAN FORMULA GRANTS) WILL AUTOMATICALLY BE EXCHANGED REGARDLESS OF WHETHER YOU CHECKED THE BOX FOR THOSE GRANTS.

DEADLINE FOR SUBMISSION: 10 p.m. Pacific Time, November 26, 2001.

CURRENT DATE/TIME: ________________________

THIS PROGRAM AND THE INFORMATION PROVIDED ON THIS WEBSITE ARE SUBJECT TO AND GOVERNED BY THE OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION, ALONG WITH OTHER MATERIALS. THOSE MATERIALS ARE AVAILABLE FREE OF CHARGE, EITHER FROM THE COMPANY OR AT THE SEC WEBSITE AT WWW.SEC.GOV. THESE MATERIALS ARE IMPORTANT AND YOU ARE URGED TO READ THEM CAREFULLY.